Exhibit 99.1
Company Contact:
Gregg Bodnar
Chief Financial Officer
(630) 410-4633
Investors/Media Contacts:
Integrated Corporate Relations
Allison Malkin/Stephanie Sampiere
(203) 682-8225/(646) 277-1222
ULTA ANNOUNCES SECOND QUARTER FISCAL YEAR 2008 RESULTS
Second Quarter Net Sales Increases 24.3%
Second Quarter Net Income Increases 67.2%
Second Quarter Diluted EPS of $0.06
Reiterates Full Year Guidance
     Romeoville, IL – September 4, 2008 – Ulta Salon, Cosmetics & Fragrance, Inc. [NASDAQ:ULTA], today announced financial results for the thirteen-week period (“Second Quarter”) and twenty-six-week period (“First Six Months”) ended August 2, 2008, which compare to the same periods ended August 4, 2007.
For the Second Quarter:
•	Net sales increased 24.3% to $249.1 million from $200.4 million in the second quarter of fiscal 2007;

•	Comparable store sales (sales for stores open at least 14 months) increased 3.7%, compared to an increase of 6.5% in the second quarter of fiscal 2007;

•	Gross profit increased 23.9% to $73.1 million, or 29.4% of net sales, from $59.0 million, or 29.4% of net sales in the second quarter of fiscal 2007;

•	Operating income increased 46.2% to $7.2 million, which includes incremental pre-opening expenses of $1.2 million. This compares to operating income of $4.9 million in the second quarter of fiscal 2007;

•	Net income increased 67.2% to $3.7 million, compared to $2.2 million in the second quarter of fiscal 2007;

•	Income per diluted share was $0.06, compared to a loss per diluted share of $0.23 in the second quarter of fiscal 2007; and

•	Adjusted income per diluted share was $0.06, compared to adjusted income per diluted share of $0.04 in the second quarter of fiscal 2007. Adjusted income per diluted share excludes the effects of preferred stock dividends and equalizes the dilutive effects of the preferred shares and IPO shares for the period. See Exhibit 4 for a complete description of adjusted income per basic and diluted share and reconciliation to the GAAP equivalents.
     Lyn Kirby, Ulta’s President and Chief Executive Officer, stated: “Our compelling shopping experience driven by our ability to satisfy all the beauty needs of women across all categories, including full-service salon, led to another solid performance for Ulta. Despite the difficult economy, we increased sales by 24.3%, delivered a 3.7% comparable store sales increase and opened 18 new stores during the quarter. We continue to deliver increases in customer traffic and average ticket which reinforces our ability to deliver growth with our diversified portfolio of over 500 brands across prestige and mass categories with price points that fit any wallet. The 3.7% comparable store increase was achieved without additional investment in margin, inventory, or advertising. In addition, our corporate infrastructure began to deliver increased leverage during the quarter, as we reported a 70 basis point improvement in SG&A, as a percentage of sales. We attribute our ongoing success in a difficult economy to our proven marketing strategy, solid operational execution and the beauty category, which is more resilient than many retail categories. We remain confident that we are positioned to achieve our annual goals.”
For the First Six Months:
•	Net sales increased 23.8% to $488.4 million from $394.6 million in the first six months of fiscal 2007;

•	Comparable store sales (sales for stores open at least 14 months) increased 3.8%, compared to an increase of 7.8% in the first six months of fiscal 2007;

•	Gross profit increased 24.1% to $147.1 million, or 30.1% of net sales, from $118.5 million, or 30.0% of net sales in the first six months of fiscal 2007;

•	Operating income was $15.3 million, which included incremental pre-opening expenses of $3.2 million. This compares to operating income of $14.8 million in the first six months of fiscal 2007;

•	Net income was $8.0 million, compared to $7.5 million in the first six months of fiscal 2007;

•	Income per diluted share was $0.13, including $0.01 per share of severance costs, and $0.14 per diluted share excluding the severance costs, compared to a loss per diluted share of $0.01 in the first six months of fiscal 2007; the severance costs were not included in the Company’s guidance for the first six months; and

•	Adjusted income per diluted share was $0.13, including $0.01 of severance costs, compared to adjusted income per diluted share of $0.13 in the first six months of fiscal 2007. Adjusted income per diluted share excludes the effects of preferred stock dividends and equalizes the dilutive effects of the preferred shares and IPO shares for the period. See Exhibit 4 for a complete description of adjusted income per basic and diluted share and reconciliation to the GAAP equivalents.

Balance Sheet
     Merchandise inventories at the end of the second quarter totaled $197.0 million, compared to $148.6 million at the end of second quarter fiscal 2007, representing an increase of $48.4 million. Average inventory per store was flat compared to the prior year quarter. The merchandise inventory increase of $48.4 million is due to the addition of 72 net new stores opened since August 4, 2007.
Store Expansion
     During the second quarter, the Company opened 18 stores, one each in Montgomery, AL; Casa Grande, AZ; Gilbert, AZ; Ocala, FL; Wellington, FL; Annapolis, MD; Allen Park, MI; Portage, MI; Fayetteville, NC; Greensboro, NC; Cincinnati, OH; Midwest City, OK; Warwick, RI; Kingsport, TN; Cedar Hill, TX; Lubbock, TX; Riverdale, UT; and Sterling, VA. In addition, the Company remodeled 5 stores, one each in Peoria, AZ; Minnetonka, MN; Dallas, TX; Webster, TX; and Woodlands, TX. The Company ended the second quarter with 283 stores and square footage of 2,938,569, which represents a 34.6% increase compared to the second quarter of fiscal 2007.
Outlook
     The Company is introducing third quarter guidance for fiscal 2008, which reflects the Company’s current business trends and the current retail and economic environment. For the third quarter of fiscal 2008, the Company estimates net sales in the range of $259 million to $263 million, compared to actual third quarter fiscal 2007 net sales of $208.2 million. Comparable store sales are expected to increase in the range of 3% to 5%, compared to a 6.7% increase in the prior year quarter. Income per diluted share is estimated in the range of $0.08 to $0.10. The Company plans to open approximately 21 new stores during the third quarter of fiscal 2008 compared to 26 stores in the third quarter of fiscal 2007.
     The Company is reiterating full year earnings guidance for fiscal 2008. For the full year fiscal 2008, the Company estimates net sales in the range of $1.12 billion to $1.13 billion, compared to actual fiscal 2007 net sales of $912.1 million. Comparable store sales are expected to increase by 3% to 5%, compared to a 6.4% increase last year. Income per diluted share is estimated in the range of $0.52 to $0.57. The Company’s full year guidance excludes the $0.01 per share severance expense. The Company expects to open 63 new stores and remodel 8 stores in fiscal 2008. Capital expenditures for fiscal 2008 are expected to be in a range of $115 million to $120 million.
     The Company’s annual long term growth targets include: (i) comparable store sales increase in the 3% to 5% range; (ii) square footage expansion of 20% – 25%; and (iii) net income growth of 25% – 30%.

Conference Call Information
     A conference call to discuss second quarter results is scheduled for today, September 4, 2008, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until midnight (ET) on September 11, 2008 and can be accessed by dialing (877) 660-6853 and entering account number 3055 and conference ID number 295098.
About Ulta
     Ulta is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer.  Ulta offers a unique combination of over 21,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta also offers a full-service salon in all of its stores. The Company currently operates 283 retail stores across 34 states and also distributes its products through the Company’s website: www.ulta.com.
Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the year ended February 2, 2008. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Ulta Salon, Cosmetics & Fragrance, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended		13 Weeks Ended
	August 2,		August 4,
	2008		2007

Net sales	$249,111	100.0%	$200,449	100.0%
Cost of sales	175,965	70.6%	141,417	70.6%

Gross profit	73,146	29.4%	59,032	29.4%

Selling, general and administrative expense	61,889	24.8%	51,188	25.5%
Pre-opening expenses	4,050	1.6%	2,914	1.5%

Operating income	7,207	2.9%	4,930	2.5%
Interest expense	1,016	0.4%	1,162	0.6%

Income before income taxes	6,191	2.5%	3,768	1.9%
Income tax expense	2,503	1.0%	1,562	0.8%

Net income	$3,688	1.5%	$2,206	1.1%

Less preferred stock dividends	—		3,878

Net income (loss) available to common stockholders	$3,688		$(1,672)

Net income (loss) per common share:
Basic	$0.06		$(0.23)
Diluted	$0.06		$(0.23)

Weighted average common shares outstanding:
Basic	57,435		7,401
Diluted	59,012		7,401

Exhibit 2
Ulta Salon, Cosmetics & Fragrance, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	26 Weeks Ended		26 Weeks Ended
	August 2,		August 4,
	2008		2007

Net sales	$488,409	100.0%	$394,562	100.0%
Cost of sales	341,342	69.9%	276,017	70.0%

Gross profit	147,067	30.1%	118,545	30.0%

Selling, general and administrative expense	123,954	25.4%	99,170	25.1%
Pre-opening expenses	7,822	1.6%	4,570	1.2%

Operating income	15,291	3.1%	14,805	3.8%
Interest expense	1,931	0.4%	2,158	0.5%

Income before income taxes	13,360	2.7%	12,647	3.2%
Income tax expense	5,397	1.1%	5,122	1.3%

Net income	$7,963	1.6%	$7,525	1.9%

Less preferred stock dividends	—		7,621

Net income (loss) available to common stockholders	$7,963		$(96)

Net income (loss) per common share:
Basic	$0.14		$(0.01)
Diluted	$0.13		$(0.01)

Weighted average common shares outstanding:
Basic	57,196		7,289
Diluted	59,000		7,289

Exhibit 3
Ulta Salon, Cosmetics & Fragrance, Inc.
Condensed Consolidated Balance Sheets
(Subject to Reclassification)
(In thousands)

	August 2,	February 2,	August 4,
	2008	2008	2007
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,255	$3,789	$3,165
Receivables, net	19,164	20,643	14,295
Merchandise inventories, net	197,028	176,109	148,559
Prepaid expenses and other current assets	22,699	19,184	23,292
Deferred income taxes	9,063	9,219	5,476

Total current assets	251,209	228,944	194,787

Property and equipment, net	278,378	236,389	196,919
Deferred income taxes	4,080	4,080	4,125
Other assets	—	—	1,763

Total assets	$533,667	$469,413	$397,594

Liabilities and stockholders’ equity
Current liabilities:
Current portion — notes payable	$31,766	$—	$33,788
Accounts payable	40,630	52,122	41,010
Accrued liabilities	52,865	54,719	45,308
Accrued income taxes	4,374	5,064	—

Total current liabilities	129,635	111,905	120,106

Notes payable — less current portion	86,390	74,770	55,038
Deferred rent	93,291	71,235	56,651

Total liabilities	309,316	257,910	231,795

Commitments and contingencies

Series III redeemable preferred stock	—	—	4,792

Total stockholders’ equity	224,351	211,503	161,007

Total liabilities and stockholders’ equity	$533,667	$469,413	$397,594

Exhibit 4
Ulta Salon, Cosmetics & Fragrance, Inc.
Unaudited Non-GAAP Income per Basic and Diluted Share
(A Non-GAAP Financial Measure)
On October 30, 2007, the Company completed an initial public offering (IPO) in which it sold 7,666,667 shares of common stock. Also in connection with the IPO, the Company converted 41,524,002 preferred shares into common shares and paid in full approximately $93.0 million of accumulated dividends in arrears on its preferred stock.
The Company has provided non-GAAP adjusted income per basic and diluted share for the thirteen and twenty-six weeks ended August 2, 2008 and August 4, 2007 in this release, in addition to providing financial results in accordance with GAAP. This information reflects, on a non-GAAP adjusted basis, the Company’s net income and income per basic and diluted share after adjusting for the effects of the Company’s IPO. The As Adjusted net income per basic and diluted share reflects the following for all periods presented: (i) elimination of preferred stock dividends, (ii) conversion of the preferred shares and issuance of IPO shares as of the beginning of the period, and (iii) employee stock options and non-vested stock, due to their dilutive effects. The Company believes the non-GAAP adjusted income per basic and diluted share provides useful information to investors by reflecting income per share on a more representative basis with future operations. A reconciliation of this non-GAAP information to the Company’s actual results for the thirteen and twenty-six weeks ended August 2, 2008 and August 4, 2007 are as follows:

Exhibit 4 (continued)

	(In thousands, except per share amounts)
	13 Weeks Ended			13 Weeks Ended
	August 2, 2008			August 4, 2007
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments		As Adjusted
Net income	$3,688	$—	$3,688	$2,206	$—		$2,206
Less preferred stock dividends	—	—	—	3,878	3,878	(i)	—

Net income (loss) available to common stockholders	$3,688	$—	$3,688	$(1,672)	$3,878		$2,206

Net income (loss) per common share:
Basic	$0.06		$0.06	$(0.23)			$0.04
Diluted	$0.06		$0.06	$(0.23)			$0.04

Weighted average common shares outstanding:
Basic	57,435	—	57,435	7,401	49,191	(ii)	56,592
Diluted	59,012	—	59,012	7,401	51,282	(iii)	58,683

	26 Weeks Ended			26 Weeks Ended
	August 2, 2008			August 4, 2007
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments		As Adjusted
Net income	$7,963	$—	$7,963	$7,525	$—		$7,525
Less preferred stock dividends	—	—	—	7,621	7,621	(i)	—

Net income (loss) available to common stockholders	$7,963	$—	$7,963	$(96)	$7,621		$7,525

Net income (loss) per common share:
Basic	$0.14		$0.14	$(0.01)			$0.13
Diluted	$0.13		$0.13	$(0.01)			$0.13

Weighted average common shares outstanding:
Basic	57,196	—	57,196	7,289	49,225	(ii)	56,514
Diluted	59,000	—	59,000	7,289	51,377	(iii)	58,666

(i)	Reflects the elimination of preferred stock dividend.

(ii)	Reflects preferred stock as if converted and 7,667 IPO shares as if outstanding for the entire period.

(iii)	Reflects preferred stock as if converted and 7,667 IPO shares as if outstanding for the entire period. Also includes employee stock options and non-vested stock, due to their dilutive effects.

Exhibit 5
2008 Store Expansion

	Total stores open	Number of stores	Number of stores
	at beginning of the	opened during the	closed during the	Total stores open
Fiscal 2008	quarter	quarter	quarter	at end of the quarter

1st Quarter	249	17	1	265
2nd Quarter	265	18	0	283

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2008	the quarter	quarter	during the quarter	quarter

1st Quarter	2,589,244	170,599	9,596	2,750,247
2nd Quarter	2,750,247	188,322	0	2,938,569